Exhibit 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-69549 on Form S-3 and Registration Statement Nos. 33-49812, 33-19600 and 333-56819 on Form S-8 of E'town Corporation of our reports dated March 9, 2000 and to the incorporation by reference in Registration Statement Nos. 33-68579 and 33-51917 on Form S-3 of Elizabethtown Water Company of our report dated March 9, 2000, appearing in or incorporated by reference in this Annual Report on Form 10-K of E'town Corporation and Elizabethtown Water Company for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 30, 2000